Exhibit 99.2

Consolidated Financial Statements of American Capital Asset Management, LLC

The consolidated financial statements of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd., are being provided pursuant to Rule 3-09 of Regulation S-X. These consolidated financial statements are as of December 31, 2014 and 2013 and for each of the three years ended December 31, 2014 and are prepared in accordance with accounting principles generally accepted in the United States.

In accordance with Rule 3-09 of Regulation S-X, only the 2014 and 2012 consolidated financial statements are required to be audited under U.S. Generally Accepted Auditing Standards as 2014 and 2012 were the only years in which American Capital Asset Management, LLC met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X. The consolidated financial statements as of and for the year ended December 31, 2013 are unaudited.

REPORT OF INDEPENDENT AUDITORS

To the Board of Managers of American Capital Asset Management, LLC

We have audited the accompanying consolidated financial statements of American Capital Asset Management, LLC (the “Company”), which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations and comprehensive income, changes in member’s equity and cash flows for the year then ended and the twelve month period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Capital Asset Management, LLC at December 31, 2014, and the consolidated results of its operations and its cash flows for the year then ended and the twelve month period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

Other Matter
The accompanying financial statements for 2013 were not audited by us and, accordingly, we do not express an opinion on them.

/s/ Ernst & Young LLP

McLean, Virginia
March 2, 2015

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2014	2013
		(unaudited)
Assets
Cash and cash equivalents	$60,850	$64,798
Restricted cash and cash equivalents	15,945	15,786
Management fee and other receivables	17,618	27,847
Incentive fee receivables	76,926	39,688
Compensation plan investments, at fair value	41,276	29,615
Other investments, at fair value	31,003	199,565
Intangible assets, net	23,931	3,943
Deferred tax assets, net	44,748	27,729
Other assets	4,203	8,087
Assets of consolidated collateralized loan obligation entities:
Restricted cash	114,031	84,879
Investments, at fair value	2,785,159	1,530,434
Other assets	50,183	28,150
Total Assets	$3,265,873	$2,060,521

Liabilities, Redeemable Non-controlling Interests and Member’s Equity
Liabilities
Debt	$33,000	$33,000
Dividend payable	31,668	26,838
Deferred tax liabilities	37,292	17,357
Accounts payable and other accrued liabilities	65,738	97,441
Non-recourse liabilities of consolidated collateralized loan obligation entities:
Senior and subordinated note obligations, at fair value	2,515,721	1,497,269
Accrued interest	14,819	10,890
Unsettled trade obligations and other liabilities	229,285	76,254
Total Liabilities	2,927,523	1,759,049

Redeemable Non-controlling Interests	—	25,425

Member’s Equity
Member’s contributions	923,662	552,341
Retained earnings, net of accumulated distributions	(583,957)	(276,003)
Accumulated other comprehensive loss	(1,355)	(291)
Total Member’s Equity	338,350	276,047
Non-controlling interests	15,253	(4,837)
Total American Capital Asset Management, LLC Member’s Equity	323,097	280,884

Total Liabilities, Redeemable Non-controlling Interests and Member’s Equity	$3,265,873	$2,060,521

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2014	2013	2012
		(unaudited)
Operating Revenue
Management and incentive fee revenue	$210,418	$194,249	$175,106
Other fees and revenue	23,740	19,158	14,478
Interest and other investment income on consolidated collateralized loan obligation entities	92,054	56,422	24,322
Total Operating Revenue	326,212	269,829	213,906

Operating Expenses
Administrative fees, related party	27,810	27,919	25,413
Salaries, benefits and incentive compensation	66,938	51,027	42,180
Stock-based and other compensation	59,241	55,367	80,633
Depreciation and amortization	10,238	4,366	5,518
General and administrative	28,276	18,537	12,157
Interest expense on consolidated collateralized loan obligation entities	58,249	36,921	18,269
Other expense on consolidated collateralized loan obligation entities	12,673	10,720	6,314
Total Operating Expenses	263,425	204,857	190,484

Net Operating Income	62,787	64,972	23,422

Other non-operating income (expense), net	3,231	(6,431)	3,576
Net realized and unrealized gains on consolidated collateralized loan obligation entities	10,603	10,274	5,469
Net Income Before Income Taxes and Non-controlling Interests	76,621	68,815	32,467
Income tax provision	(36,517)	(40,760)	(15,321)
Net Income	40,104	28,055	17,146
Net Income Attributable to Non-controlling Interests	13,127	2,450	89
Net Income Attributable to American Capital Asset Management, LLC	$26,977	$25,605	$17,057

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
	Year Ended December 31,
	2014	2013	2012
		(unaudited)
Net Income	$40,104	$28,055	$17,146
Other comprehensive income (loss):
Currency translation adjustment	(1,064)	1,720	247
Other comprehensive income	39,040	29,775	17,393
Less: Comprehensive income attributable to non-controlling interest	13,127	2,450	89
Comprehensive Income Attributable to American Capital Asset Management, LLC	$25,913	$27,325	$17,304

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2014	2013	2012
		(unaudited)
Cash Flows From Operating Activities:
Net income	$40,104	$28,055	$17,146
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,238	4,366	5,518
Stock-based and other compensation	59,241	55,367	80,633
Net realized and unrealized losses (gains) on compensation plan investments	(5,489)	5,968	(1,465)
Net realized and unrealized losses (gains) on other investments	2,059	(1,290)	—
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	(3,760)	541	607
Changes in operating assets and liabilities:
Other assets	(591)	2,649	(3,727)
Other liabilities	(4,816)	19,657	162
Consolidated collateralized loan obligation entities operating activities:
Net realized and unrealized gains	(10,603)	(10,274)	(5,469)
Accretion of payment-in-kind income in investments	—	(69)	(115)
Net change in other assets and liabilities	(2,046)	744	2,775
Net cash provided by operating activities	84,337	105,714	96,065

Cash Flows From Investing Activities:
Capital expenditures for property and equipment	(176)	(367)	(117)
Cash paid for intangible assets	(7,962)	—	—
Purchases of investments	(47,163)	(162,305)	—
Proceeds from sales of investments	6,895	494	—
Principal repayments on other investments	—	3,894	—
Proceeds from repayment of revolving credit facility investments	194,748	—	—
Decrease in cash due to deconsolidation of American Capital Senior Floating, Ltd.	(4,649)	—	—
Consolidated collateralized loan obligation entities investing activities:
Increase in cash due to consolidation of collateralized loan obligation entity	12,955	—	—
Purchases of bank loans and other investments	(1,854,243)	(1,487,692)	(554,979)
Draws on revolving credit facility investments, net	(4,389)	(7,295)	(7,453)
Proceeds from sales and maturities of bank loans and other investments	446,930	224,093	44,571
Principal repayments and bond redemptions	517,031	521,768	169,075
Net cash used in investing activities	(740,023)	(907,410)	(348,903)

Cash Flows From Financing Activities:
Member distributions	(348,584)	(114,257)	(83,335)
Member distributions to non-controlling interest	(4,455)	(4,244)	(8,355)
Member contributions	327,292	170,080	115,898
Repurchase of redeemable non-controlling interest	(85,000)	—	(55,898)
Draws on revolving lines of credit, net	—	24,000	3,000
Increase in deferred financing fees	—	(474)	—
Consolidated collateralized loan obligation entities financing activities:
Draws on bridge financing, net	(65,188)	(29,346)	29,346
Repayments of debt	(103,528)	—	—
Proceeds from issuances of debt	960,000	789,463	325,820
Net cash provided by financing activities (1)	680,537	835,222	326,476
Effect of currency rate changes on cash and cash equivalents	353	586	230
Net increase in cash and cash equivalents	25,204	34,112	73,868
Cash and cash equivalents, beginning of year (2)	149,677	115,565	41,697
Cash and cash equivalents, end of year (2)	$174,881	$149,677	$115,565

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
(in thousands)

	Year Ended December 31,
	2014	2013	2012
		(unaudited)
Supplemental Cash Flow Information:
Cash paid for interest	$1,673	$1,144	$275
Cash paid for interest by consolidated collateralized loan obligation entities	$55,782	$32,877	$14,207
Cash paid for income taxes	$435	$327	$1,981
Non-cash Investing Activities
Non-cash contribution of investments from Member	$—	$24,748	$—
Non-cash contribution of management contract intangible from Member	$22,008	$—	$—
(1) During the years ended December 31, 2014, 2013 and 2012, excludes deemed contributions from the Member of $31,125, $36,429 (unaudited) and $36,288, respectively, that would have otherwise been used to pay income taxes had the Company been subject to United States and state income taxes.

(2) During the years ended December 31, 2014, 2013 and 2012, includes cash and cash equivalents of $60,850, $64,798 (unaudited) and $30,075, respectively, and restricted cash of consolidated collateralized loan obligation entities of $114,031, $84,879 (unaudited) and $85,490, respectively.

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
(in thousands)

	Member’s Contributions	Retained Earnings, Net of Accumulated Distributions	Accumulated Other Comprehensive Income (Loss)	Total American Capital Asset Management, LLC Member’s Equity	Non-controlling Interest in Consolidated Entities	Total Member’s Equity
Balance as of December 31, 2011	$126,898	$(113,113)	$(2,258)	$11,527	$(375)	$11,152
Net income	—	17,057	—	17,057	89	17,146
Stock-based compensation	14,017	—	—	14,017	—	14,017
Contributions from Member	152,186	—	—	152,186	—	152,186
Distributions	—	(86,370)	—	(86,370)	(2,008)	(88,378)
Change in value of Employee Membership Units	(13,076)	—	—	(13,076)		(13,076)
Currency translation adjustments, net	—	—	247	247	—	247
Balance as of December 31, 2012	280,025	(182,426)	(2,011)	95,588	(2,294)	93,294
Net (loss) income (unaudited)	—	25,605	—	25,605	2,450	28,055
Stock-based compensation (unaudited)	34,205	—	—	34,205	—	34,205
Contributions from Member (unaudited)	231,255	—	—	231,255	—	231,255
Distributions (unaudited)	—	(114,345)	—	(114,345)	(4,993)	(119,338)
Change in value of Employee Membership Units (unaudited)	6,856	—	—	6,856	—	6,856
Currency translation adjustments, net (unaudited)	—	—	1,720	1,720	—	1,720
Balance as of December 31, 2013 (unaudited)	552,341	(271,166)	(291)	280,884	(4,837)	276,047
Net income	—	26,977	—	26,977	13,127	40,104
Stock-based compensation	19,117	—	—	19,117	—	19,117
Contributions from Member	383,295	—	—	383,295	—	383,295
Contributions from Noncontrolling Interest	—	—	—	—	3,446	3,446
Distributions	—	(355,021)	—	(355,021)	(2,849)	(357,870)
Change in value of Employee Membership Units	(24,725)	—	—	(24,725)	—	(24,725)
Repurchase of Redeemable Noncontrolling Interest	(6,366)	—	—	(6,366)	6,366	—
Currency translation adjustments, net	—	—	(1,064)	(1,064)	—	(1,064)
Balance as of December 31, 2014	$923,662	$(599,210)	$(1,355)	$323,097	$15,253	$338,350

See accompanying notes.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Note 1.	ORGANIZATION

American Capital Asset Management, LLC (referred to as “ACAM”, “we”, and, collectively with its consolidated subsidiaries and affiliates, the “Company”), through its subsidiaries, manages alternative asset investment funds consisting primarily of debt and equity investments of middle market companies and mortgage-related investments, including European Capital Limited (“European Capital”), European Capital UK Debt LP (“SME Debt”), American Capital Agency Corp. (“AGNC”), American Capital Mortgage Investment Corp. (“MTGE”), American Capital Equity I, LLC (“ACE I”), American Capital Equity II, LP (“ACE II”) and American Capital Equity III, LP (“ACE III”). We refer to these funds as the “Alternative Asset Funds”. The Company also manages, through its subsidiary American Capital Leveraged Finance Management, LLC (“ACLFM”) and its subsidiaries, collateralized loan obligation (“CLO”) funds, including ACAS CLO 2007-1, Ltd. (“ACAS CLO 2007-1”), ACAS CLO 2012-1, Ltd. (“ACAS CLO 2012-1”), ACAS CLO 2013-1, Ltd. (“ACAS CLO 2013-1”) and ACAS CLO 2013-2, Ltd. (“ACAS CLO 2013-2”), ACAS CLO 2014-1, Ltd. (“ACAS CLO 2014-1”), ACAS CLO 2014-2, Ltd. (“ACAS CLO 2014-2”), ACAS CLO 2015-1, Ltd (“ACAS CLO 2015-1”) and ACAS CLO 2015-2, Ltd (“ACAS CLO 2015-2”) collectively referred to as the “CLO Funds”, and American Capital Senior Floating, Ltd. (“ACSF”), a closed-end investment management company. The Alternative Asset Funds, the CLO Funds and ACSF are collectively referred to as the “Managed Funds”. The subsidiaries that manage the Alternative Asset Funds, the CLO Funds and ACSF are collectively referred to as the “Fund Managers”.

ACAM is wholly owned by American Capital, Ltd. (“American Capital”), which is an internally managed, non-diversified closed-end publicly traded investment company that is regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”). ACAM is not consolidated by American Capital and is not regulated under the 1940 Act.

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Reclassifications
We have reclassified certain prior period amounts in our consolidated financial statements to conform to our current period presentation. These reclassifications had no impact on the prior periods’ net income (loss) or member’s equity.

Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates.

Principles of Consolidation
The consolidated financial statements include the accounts of ACAM and its subsidiaries. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control as a managing member or general partner. Where the Company is a general partner it considers substantive removal rights held by other partners in determining if it holds a controlling financial interest. As discussed below, the Company also consolidates variable interest entities (“VIEs”) for which it is deemed to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

Variable Interest Entities
The CLO Funds have been determined to be VIEs. Under the requirements of Financial Accounting Standards (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation, (“ASC 810”), an enterprise that has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE is the VIE’s primary beneficiary and is required to consolidate the VIE.

The Company has determined that it is the primary beneficiary of each of the CLO Funds, as it has the power to direct the activities of the CLO Funds that most significantly impact the CLO Funds’ economic performance, and the right to receive benefits (in the form of senior and subordinate management fees as well as the potential to earn an incentive fee in certain funds) from the CLO Funds that could potentially be significant to the CLO Funds. The primary beneficiary assessment includes an analysis of the rights

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

of the Company in its capacity as investment manager. The Company’s role as investment manager of the CLO Funds provides that it contractually has the power, as defined in ASC 810, to direct the activities of the CLO Funds that most significantly impact the CLO Funds’ economic performance, such as managing the collateral portfolio and its credit risk. Additionally, the primary beneficiary assessment includes an analysis of the Company’s rights to receive benefits associated with its management and incentive fees. In addition, American Capital owns 70% and 21% of the subordinated loans issued by ACAS CLO 2007-1 and ACAS CLO 2013-2, respectively, and ACAM directly or indirectly owns 70% each of the subordinated loans issued by ACAS CLO 2012-1 and ACAS CLO 2013-1, 60% of the subordinated loans issued by ACAS CLO 2014-1, 61% of the subordinated loans issued by ACAS CLO 2014-2, and 100% of the subordinated loans issued by ACAS CLO 2015-1 and ACAS CLO 2015-2 as of the reporting date, which results in additional benefits and obligations that were considered in the primary beneficiary assessment.

Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value.

Restricted Cash
Restricted cash includes cash held in accounts for the benefit of European Capital Financial Services (Guernsey) Limited (“ECAM”), a European subsidiary of ACAM, for office rental guarantees, bank guarantees and cash held for the benefit of the employees under the discontinued French Stock Loan plan discussed in Note 13 below.

Restricted Cash of CLO Funds
Restricted cash of CLO Funds includes cash held for reinvestment, quarterly interest and principal distributions (if any) to holders of CLO Fund liabilities and payment of CLO Fund expenses.

Property and Equipment
Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to ten years, or the shorter of the estimated useful life or lease term for leasehold improvements. Property and equipment are included in Other assets on the consolidated balance sheets.

Management and Incentive Fee Revenue Recognition
Management fees, which are generally calculated as a percentage of assets or equity under management, are recognized when earned and collection is probable. Certain contracts for management services also provide for performance-based fees (“Incentive Fees”), which are generally earned when a predefined minimum investment return (“Return Threshold”) for the Managed Funds are earned. When applicable, Incentive Fees are recognized in the consolidated statements of operations based on the contractual conditions set forth in the agreements governing the Managed Fund as if the Managed Fund were terminated and liquidated at the reporting date and the Managed Fund’s investments were realized at the then estimated fair values. Incentive Fees are earned by the Fund Managers of those Managed Funds to the extent that Return Thresholds have been met. If these investment returns decrease or turn negative in subsequent periods, previously recognized Incentive Fees will be reversed and, to the extent that the aggregate amount of carried distributions received by the Fund Managers during the term of the Managed Fund exceed the amount to which the Fund Manager was ultimately entitled, a liability (“Clawback Obligation”) would be recorded. The Clawback Obligation, if any, is reflected as a reduction of the Company’s Incentive Fee revenue.

Through their ownership of a certain class of shares in a subsidiary of the Company, employees of a subsidiary of the Company (the “Employee Investors”) have rights to receive a portion of the Incentive Fees earned from one of the Company’s Managed Funds. The portion of the incentive fee recognized as revenue that would be paid to the Employee Investors is classified as Net Income Attributable to Non-controlling Interests in the accompanying consolidated statements of operations.

Interest Income Recognition
Interest income is recorded on an accrual basis on interest-bearing loans and bond assets. The Company stops accruing interest on its interest-earning investments when it determines that interest is no longer collectible. When an investment is placed on non-accrual, the Company may record reserves on uncollected interest income recorded in prior periods as a reduction of interest income in the current period. Conversely, when an interest-bearing investment is removed from non-accrual, the Company records interest income in the current period on prior period uncollected interest income that was reserved in prior periods. As of December 31, 2014 and December 31, 2013 (unaudited), there were no loans on non-accrual.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Interest income earned on CLO Fund investments is recorded in Interest and other investment income on consolidated collateralized loan obligation entities on the consolidated statements of operations. Other interest income, including interest on investments held by ACSF, is recorded in Other fees and revenue on the consolidated statements of operations.

Stock-Based Compensation
The Company accounts for all share-based payments to employees under FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). The Company estimates the fair value of its employee share-based payment awards using certain subjective assumptions, such as expected future cash flows. Awards accounted for as liability awards are measured at fair value on the settlement date and the reporting dates. The valuation assumptions used in estimating the fair value of share-based awards may change in future periods. The Company recognizes the fair value of awards over the vesting period or the requisite service period only for those awards expected to vest using an estimated forfeiture rate.

Non-controlling Interest
Where the Company does not own a 100% interest in a consolidated entity, the portion of net income (loss) and the related equity interest is allocated to the investors other than the Company. Non-controlling interests in the consolidated entities are third-party investors’ or employee investors’ interests in the Company’s consolidated voting interest entities. The Company records redeemable non-controlling interest at redemption value as temporary equity in the consolidated financial statements. As discussed in Note 14, all of the redeemable non-controlling interests were redeemed during 2014.

Fair Value Measurements
The Company has elected the fair value option under FASB ASC Topic 825, Financial Instruments (“ASC 825”), to measure the assets and liabilities of all consolidated CLO Funds at fair value to reduce the likelihood of accounting mismatches between the carrying value of the assets and liabilities, and to simplify accounting operations. The Company has also elected the fair value option under ASC Topic 825 to value its investments purchased in conjunction with the Company’s compensation plans (the “Compensation Plan Investments”) in its other investments (“Other Investments”).

CLO Fund investments, investment assets held by ACSF (the “ACSF Investments”) through the date of deconsolidation as discussed in Note 4, Compensation Plan Investments, and Other Investments are stated at fair value. FASB ASC Topic 820, Fair Value Measurement and Disclosures (“ASC 820”), requires, among other things, disclosures about assets and liabilities that are measured and reported at fair value.

ASC 820 provides a framework for measuring the fair value of assets and liabilities and provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings. Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been used had a ready market for our investments existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.

ASC 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Under ASC 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market for an asset is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. The market in which the Company would sell its CLO Fund investments and ACSF Investments is the syndicated loan market.

CLO Fund and ACSF Investments
The loan assets of the CLO Funds and ACSF are predominantly valued using pricing service quotations from a nationally recognized service provider. When possible, the Company makes inquiries of the third-party pricing sources to understand their use of significant inputs and assumptions. The Company reviews the third-party fair value estimate and performs procedures to validate their reasonableness, including an analysis of the range and dispersion of third-party estimates, frequency of pricing updates, comparison of recent trading activity for similar securities, and review for consistency with market conditions observed as of the measurement date. The Company may estimate the fair value of certain of its investments using a market yield valuation methodology that generally combines market, income and cost approaches. Bonds and asset-backed securities (“ABS”) are valued using quotes from third-party brokers, pricing services, a market yield valuation methodology, or a combination thereof. In the event that a third-party pricing source is unable to price an investment, or in cases where the Company believes that pricing service

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

quotations do not provide sufficient evidence to support a market participant’s view of the fair value of the asset being valued, other relevant factors, data and information are considered, including:

•	price quotations for and trading in similar investments and the market environment;

•
the characteristics of and fundamental analytical data relating to the investment, including the cost, size, current interest rate, period until next interest rate reset, maturity and base lending rate, the terms and conditions of the loan and any related agreements, and the position of the loan in the issuer’s debt structure;

•	the nature, adequacy and value of the collateral;

•	the creditworthiness of the borrower; and

•	general economic and market conditions affecting the fair value of the senior secured corporate loan.

The Company estimates the fair value of investments in subordinated tranches of collateralized loan obligation (“CLO”) securities using third-party broker quotes, purchases or sales of the same or similar securities, and the Company’s cash flow forecasts. The cash flow forecasts are subject to assumptions a market participant would use regarding the investments’ underlying collateral including, but not limited to, assumptions of default and recovery rates, reinvestment spreads and prepayment rates. Cash flow forecasts are discounted using a market participant’s market yield assumptions that are derived from multiple sources including, but not limited to, third-party broker quotes, industry research reports and transactions of securities and indices with similar structure and risk characteristics. When using third-party broker quotes in determining fair value, the Company weighs its understanding of the level of actual transactions used by the broker to develop the quote, whether the quote was an indicative price or binding offer, the depth and consistency of broker quotes, and the correlation of changes in broker quotes with underlying performance and other market indices.

Compensation Plan Investments
Assets held for employee compensation plans, which consist entirely of actively traded equity securities, are valued using quoted prices from the NASDAQ stock exchange at the reporting date.

Accounting for Income Taxes
As a single member limited liability company, the Company is taxed as a disregarded entity and most of its subsidiaries are either disregarded entities or partnerships for United States federal income tax purposes and, accordingly, are not generally subject to United States federal, state and local income taxes. However, the Company is included in the consolidated federal tax return of American Capital, and for financial statement reporting purposes the Company is required to calculate and record income taxes as if it was a division of its parent. Provisions for income taxes recorded are reflected in the consolidated statement of changes in member’s equity as Contributions from Member. Deferred taxes were recorded by the Company upon American Capital’s conversion to taxable C corporation status in 2011. One of the Company’s subsidiaries is organized and taxable as a corporation in the United Kingdom with branches in other European countries, where it is subject to corporate tax in those countries.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carryforwards if management believes, based upon existing evidence, that it is more likely than not that the carryforwards will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized. The Company recognizes interest and penalties for uncertain tax position as a component of its income tax expense.

Foreign Currency Translation and Transactions
The Company’s assets and liabilities denominated in foreign currencies are translated at foreign exchange rates in effect at the balance sheet date, while results of operations are translated at average foreign exchange rates for the respective periods. The resulting translation gains or losses are included as a separate component of member’s equity in Accumulated other comprehensive loss in the consolidated balance sheets. Foreign currency transaction gains (losses) of $2,150, $(521) (unaudited) and $(361) for the years ended December 31, 2014, 2013, and 2012, respectively, are included in Other non-operating income (expense), net in the consolidated statements of operations.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Concentration of Credit Risk
The Company places its cash and cash equivalents with major financial institutions and cash held in checking accounts may exceed the Federal Deposit Insurance Corporation insured limit.

Trade Date Accounting
The Company records its investment purchases and sales on a trade date basis, as the trades represent a binding commitment to buy or sell the security traded. In the event that a trade is not probable of settlement, the original transaction is reversed in the period in which we make that determination.

Intangibles
The Company’s finite-lived intangible assets are amortized over their estimated useful lives. Finite-lived intangible assets are reviewed for impairment annually or when events or changes in circumstances that indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the intangible asset.

Impairment of Long-Lived Assets
The Company assesses the recoverability of long-lived assets annually or when an indicator of impairment exists. When an indicator of impairment is present, the Company determines if a long-lived asset or asset group is recoverable by comparing the carrying value of these assets to their estimated undiscounted future operating cash flows. If the long-lived asset or asset group is not recoverable, a charge is recognized for the difference between the long-lived asset or asset group’s carrying value and fair value.

Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-9”). ASU 2014-9 requires revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also specifies the accounting for some costs to obtain or fulfill a contract with a customer, as well as qualitative and quantitative disclosure aimed to enable financial statement users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. ASU 2014-9 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. For all other entities (nonpublic entities), effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. A nonpublic entity may elect to apply this guidance earlier, the earliest time being the effective date for a public entity. The Company is currently assessing the impact that this standard will have on the consolidated financial statements.

In August 2014 the FASB issued ASU 2014-13-Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity (a consensus of the FASB Emerging Issues Task Force) (“ASU 2014-13”). ASU 2014-13 provides guidance on the accounting for the consolidation of a collateralized financing entity (“CFE”) and provides a measurement alternative to the accounting under ASC Topic No. 820, Fair Value Measurement in situations where the reporting entity measures the financial assets (“FA”) and financial liabilities (“FL”) of the consolidated CFE at fair value and recognizes the change in fair value in earnings. ASU 2014-13 clarifies that under ASC 820, the difference at consolidation between the fair value of financial assets and the fair value of the financial liabilities of the consolidated CFE should be recognized in earnings and attributed to the reporting entity in the consolidated statement of income (loss). This applies even if there is no material equity interest in the CFE and the beneficial interest only has recourse to the assets of the CFE. If the measurement alternative is elected, the reporting entity’s consolidated net income (loss) reflects only its economic interests in the CFE, including (1) changes in the fair value of beneficial interests retained by the reporting entity and (2) beneficial interests that represent compensation for services. Under the measurement alternative, the reporting entity should measure both the financial assets and the financial liabilities of the CFE in its consolidated financial statements using the more observable of the fair value of financial assets and the financial liabilities. If the fair value of financial assets is more observable, those financial assets should be measured at fair value and the financial liabilities should be measured in consolidation as (1) the sum of the fair value of the financial assets and the carrying value of any nonfinancial assets held temporarily, less (2) the sum of the fair value of any beneficial interests retained by the reporting entity (other than those that represent compensation for services) and the reporting entity’s carrying value of any beneficial interests that represent compensation for services. The resulting amount should be allocated to the individual financial liabilities (other than the beneficial interests retained by the reporting entity) using a reasonable and consistent methodology. If the fair value of financial liabilities is more observable, those financial liabilities should be measured at fair value and the financial assets should be measured in consolidation as (1) the sum of the fair value of financial liabilities (other than the beneficial interests retained by

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

the reporting entity), the fair value any beneficial interests retained by the reporting entity (other than those that represent compensation for services), and the reporting entity’s carrying value of any beneficial interests that represent compensation for services, less (2) the carrying value of any nonfinancial assets held temporarily. The resulting amount should be allocated to the individual financial assets using a reasonable and consistent methodology. The amendments can be adopted using a modified or full retrospective approach. ASU 2014-13 is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. For entities other than public business entities, ASU 2014-13 is effective for annual periods ending after December 15, 2016, and interim periods beginning after December 15, 2016. Early adoption is permitted as of the beginning of an annual period. The Company is currently assessing the impact that this standard will have on the consolidated financial statements.

On February 18, 2015, the FASB issued ASU 2015-2, Consolidation (Topic 820): Amendments to the Consolidation Analysis (“ASU 2015-2”). ASU 2015-2 provides a revised consolidation model for all reporting entities to use in evaluating whether they should consolidate certain legal entities. All legal entities will be subject to reevaluation under this revised consolidation model. Among other things, ASU 2015-2 (1) modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities, (2) eliminates the presumption that a general partner should consolidate a limited partnership, and (3) modifies the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. The guidance in ASU 2015-2 is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015.  For all other entities, ASU 2015-2 is effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. ASU 2015-2 can be adopted using a modified or full retrospective approach. The Company is currently assessing the impact that this guidance will have on its consolidated financial statements.

Note 3.	CLO FUNDS

CLO Fund General Information
The CLO Funds are special purpose vehicles that own portfolios of investments (the “CLO Fund Investments”), including privately issued and broadly syndicated senior secured corporate loans from a variety of industries and, to a lesser extent, bonds, ABS and equity securities. ACAS CLO 2007-1 was created in 2007, ACAS CLO 2012-1 and ACAS CLO 2013-1 were each created in 2012, ACAS CLO 2013-2 and ACAS CLO 2014-1 were created in 2013, and ACAS CLO 2014-2, ACAS CLO 2015-1, and ACAS CLO 2015-2 were created in 2014. The CLO Funds’ Investment activities are governed by guidelines (the “Investment Guidelines”) outlined in the CLO Fund indentures (the “Indentures”), which place limitations on the types and credit quality of the investments, as well as limits on concentrations within industries, geographic locations and among issuers. The CLO Funds have a defined investment period during which they are allowed to make investments or reinvest capital (the “Reinvestment Period”) as it becomes available. After the Reinvestment Period, proceeds from principal payments or bond redemptions from the CLO Fund Investments are either paid to each of the CLO Fund noteholders in accordance with the established priority of payments, commonly referred to as the “waterfall” or, in certain circumstances defined in the Indentures, may be reinvested. Interest and fees collected from the CLO Fund Investments, net of certain CLO Fund expenses, are used to pay interest to the holders of the CLO Fund notes.

The CLO Funds are primarily financed through the issuance of CLO Fund notes to third-parties. The Company’s risk in the CLO Funds it manages is limited to any uncollected management fees and its investments in the subordinated notes of ACAS CLO 2012-1, ACAS CLO 2013-1, ACAS CLO 2014-1, ACAS CLO 2014-2, ACAS CLO 2015-1 and ACAS CLO 2015-2 (the “ACAM CLO Investments”). The Company has no right to the benefits from, nor does it bear the risks associated with, anything beyond the ACAM CLO Investments and the investment management fees which ACLFM earns, including senior management fees and subordinated management fees (together, the “CLO Management Fees”). If the Company were to liquidate, the CLO Fund Investments would not be available to any general creditors of the Company. Additionally, the CLO Fund Investments are held solely to satisfy the obligations of the CLO Funds, and the investors in the CLO Funds have no recourse to the general credit of the Company for the CLO Fund notes.

CLO Fund Investments
The CLO Fund Investments mature at various dates between 2015 and 2023, typically pay interest at the London Interbank Offering Rate (“LIBOR”) or Prime plus a spread, and typically range in credit rating categories from BBB to B- at purchase. As of December 31, 2014, the unpaid principal balance of the senior secured corporate loans, bonds and other investments exceeded the fair value by $48,742. As of December 31, 2013, the fair value of the senior secured corporate loans, bonds and other investments exceeded the unpaid principal balance by approximately $4,447 (unaudited). There were no CLO Fund Investments in default as of December 31, 2014 and 2013 (unaudited).

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

CLO Fund Notes
The CLO Funds finance the purchase of the CLO Fund Investments through the issuance of various tranches of debt and subordinated note securities (the “CLO Fund Notes”) that are collateralized by the CLO Fund Investments. The most senior CLO Fund Notes (the “CLO Fund Senior Notes”) represent the majority of the total liabilities of the CLO Funds and carry the highest credit rating, generally AAA at issuance, and have the first priority of payment on the cash flows of the CLO Funds, after payment of certain of the CLO Funds’ expenses, through the waterfall. The majority of the CLO Fund Senior Notes are issued at a specified spread above LIBOR, which varies from 0.21% to 1.60%. Other subordinated tranches of CLO Fund Notes (the “CLO Fund Mezzanine Notes”), generally rated AA through B at issuance, have the priority of payment after the CLO Fund Senior Notes. The majority of the CLO Fund Mezzanine Notes are issued at a specified spread over LIBOR, which varies from 0.50% for the more senior tranches to 6.10% for the more junior tranches. The most junior tranches of Notes (the “CLO Fund Subordinated Notes”) do not have stated interest rates, but are entitled to the residual cash flows of the CLO Funds’ after payment of interest on the CLO Fund Senior Notes and the CLO Fund Mezzanine Notes, and payment of the expenses of the CLO Funds. The CLO Fund Senior Notes and the CLO Fund Mezzanine Notes may be redeemed at the option of the majority of the holders of the CLO Fund Subordinated Notes after a period of time defined in the respective Indentures.

The CLO Fund Notes have stated maturity dates between 2021 and 2027 and are issued in various tranches with different risk profiles and ratings. As of December 31, 2014 and 2013, the outstanding principal balance on the CLO Fund Notes exceeds its fair value by approximately $107,831 and $38,250 (unaudited), respectively.

ACAS CLO 2014-1 Consolidation
ACAS CLO 2014-1 was initially formed in 2013 to purchase investments in anticipation of launching a CLO Fund. It initially funded the purchase of its investments with senior and subordinated financing (the “Warehouse Financing”). The subordinated financing was provided by American Capital (the “ACAS Subordinated Note”). In July 2014, ACAS CLO 2014-1 consummated a transaction (the “CLO 2014-1 Warehouse Closing”) in which it entered into a management contract with the Company, issued $618,750 of new CLO Fund Notes, including $31,000 of Subordinated Notes to the Company (the “ACAM Subordinated Notes”), and repaid the Warehouse Financing with accrued interest, including the ACAS Subordinated Loan. In the period prior to the CLO 2014-1 Warehouse Closing the Company did not consolidate ACAS CLO 2014-1 because it was not deemed to be its primary beneficiary, as defined in ASC 810. The Company began consolidating ACAS CLO 2014-1 at the consummation of the CLO Warehouse Closing. All transactions associated with the CLO 2014-1 Warehouse Closing and the results of operations subsequent to the CLO 2014-1 Warehouse Closing are included in the accompanying financial statements.

On consolidation, the Company recognized $12,955 in restricted cash, investments with a fair value of $473,928, and debt and other liabilities with a fair value of $486,883. In accordance with the principles of consolidation, the amounts related to the ACAM Subordinated Notes have been eliminated in consolidation.

ACAS CLO 2015-1 and ACAS CLO 2015-2 Warehouse
As of December 31, 2014, ACAS CLO 2015-1 and ACAS CLO 2015-2 were in the “warehouse” phase of their existence and had not yet issued CLO Fund Senior Notes or CLO Fund Mezzanine Notes. ACAS CLO 2015-1 had financed the purchase of its CLO Fund Investments through the issuance of a subordinated note (the “ACAS CLO 2015-1 Warehouse Subordinated Note”) issued by a subsidiary of the Company of up to $70,000, and through a senior loan facility (the “ACAS CLO 2015-1 Warehouse Facility”) that allowed for draws to fund the settlement of investment purchases after the funds received from the issuance of the ACAS CLO 2015-1 Warehouse Subordinated Note had been depleted, up to $490,000. The ACAS CLO 2015-1 Warehouse Facility bears interest at rates generally based on three-month LIBOR, plus an applicable margin of 2%, or, in certain circumstances, the commercial paper borrowing rate of the lender. It matures on the earlier of October 9, 2015 or the date CLO Fund Notes are issued, and may be terminated by the Company earlier.

ACAS CLO 2015-2 had financed the purchase of its CLO Fund Investments through the issuance of a subordinated note (the “ACAS CLO 2015-2 Warehouse Subordinated Note”) issued by a subsidiary of the Company of up to $80,000, and through a senior loan facility (the “ACAS CLO 2015-2 Warehouse Facility”) that allowed for draws to fund the settlement of investment purchases after the funds received from the issuance of the ACAS CLO 2015-2 Warehouse Subordinated Note had been depleted, up to $100,000. The ACAS CLO 2015-2 Warehouse Facility bears interest at rates generally based on three-month LIBOR, plus an applicable margin of 1.25% during the ramp-up period and 2.0% after the ramp-up period. It matures on the earlier of December 22, 2017 or the date CLO Fund Notes are issued, and may be terminated by the Company earlier.

In accordance with the principles of consolidation, the amounts outstanding on the ACAS CLO 2015-1 Warehouse Subordinated Note and the ACAS CLO 2015-2 Warehouse Subordinated Note have been eliminated in consolidation.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The CLO Manager
The Company, through a subsidiary of ACLFM, is the investment manager (the “CLO Manager”) of the CLO Funds. In its capacity as the CLO Manager, ACLFM makes investment decisions on behalf of the CLO Funds, subject to the Investment Guidelines. For managing the CLO Fund Investments, ACLFM earns CLO Management Fees, which are based on a fixed percentage of the collateral in the respective portfolio, as defined in the Indentures. In the event one or more of the CLO Funds achieves a predefined minimum investment return to holders of their Subordinated Notes at some time in the future, ACLFM may earn additional fees.

In accordance with the principles of consolidation, the CLO Management Fees and the ACAM CLO Investments have been eliminated in consolidation.

Note 4.	AMERICAN CAPITAL SENIOR FLOATING, LTD.

ACSF General Information
ACSF, a wholly owned subsidiary of the Company through January 14, 2014, is a non-diversified closed-end investment management company. On January 15, 2014, ACSF filed an election to be treated as a business development company (“BDC”) under the 1940 Act, and intends to qualify as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended. ACSF is externally managed and advised by American Capital ACSF Management, LLC (“ACSF Management”), an indirect subsidiary of ACAM.

ACSF was formed in February 2013 as a wholly owned portfolio company of American Capital. On October 15, 2013, American Capital contributed its interest in ACSF to ACAM (the “ACSF Contribution”). As of the date of the ACSF Contribution, the value of the assets and liabilities of ACSF were not material. On November 14, 2013 American Capital contributed investments in the equity tranches of CLOs (the “CLO Investment Contribution”) to ACAM with a fair value of $24,748 (unaudited), which were subsequently sold to ACSF for $24,748 (unaudited). Coterminous with the ACSF Contribution, ACSF entered into a $200,000 revolving credit facility with ACAM (the “ACAM Facility”). As of December 31, 2013 ACSF had drawn $194,748 (unaudited) on the ACAM Facility, substantially all of which has been used to finance the purchase of the investments. In addition to the CLO Investment Contribution, between October 15, 2013 and December 31, 2013 American Capital contributed $170,000 (unaudited) in cash to ACAM to fund ACSF draws on the ACAM Facility.

In January 2014 ACSF completed its initial public offering (“ACSF IPO”) of common stock at $15.00 per share for total gross proceeds of $150,000. Upon the completion of the ACSF IPO, ACAM owned approximately 3% of the outstanding common stock of ACSF and no longer exercised voting control. Accordingly, the Company deconsolidated ACSF (the “ACSF Deconsolidation”) as of the date of the ACSF IPO. The Company recognized a gain of $1,368 on the deconsolidation, which is reported in Other non-operating income (expense), net in the accompanying financial statements. Subsequent to the ACSF IPO, ACSF repaid the ACAM Facility. Immediately after the repayment of the ACAM Facility it was canceled.

In connection with the ACSF IPO, an underwriting commission of $7,952 was incurred and paid by ACSF Management.

In accordance with the principles of consolidation, amounts related to the ACAM Facility were eliminated in consolidation prior to the ACSF Deconsolidation.

ACSF Investments
ACSF invests primarily in first lien and second lien floating rate loans to large-market, U.S.-based companies (collectively, “Leveraged Loans”) and, to a lesser extent, in equity and debt tranches of certain CLOs collateralized primarily by Leveraged Loans, loans issued by middle-market companies, mezzanine and unitranche loans and high yield bonds (collectively, the “ACSF Investments”). As of December 31, 2013 the ACSF Investments had maturity dates between 2016 and 2026, typically pay interest at the London Interbank Offering Rate (“LIBOR”) or Prime plus a spread, and typically ranged in credit rating categories from BBB to unrated. As of December 31, 2013, the unpaid principal balance fair value of the ACSF Investments exceeded the fair value by approximately $404 (unaudited). There were no ACSF Investments in default as of December 31, 2013.

The ACSF Management Agreement
Effective as of the date of the closing of the ACSF IPO, the Company, through ACSF Management, became the investment manager of ACSF. In its capacity as the investment manager of ACSF, ACSF Management makes investment decisions on behalf of ACSF, subject to the approval of its investment committee. For managing ACSF, ACSF Management earns management fees (the “ACSF Management Fees”) calculated as 0.8% per annum of ACSF’s total assets, excluding cash and cash equivalents and net unrealized

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

appreciation or depreciation on its investments. ACSF Management has agreed to be responsible for certain operating expenses of ACSF’s in excess of 0.75% of ACSF’s stockholder’s equity (the “ACSF Expense Cap”) for the first full 24 months after ACSF’s receipt of the net proceeds from the ACSF IPO. During the year ended December 31, 2014, ACSF Management was responsible for $1,000 of ACSF’s operating expenses as a result of the ACSF Expense Cap. Unless terminated earlier, the ACSF Management Agreement has an initial period of two years, expiring on January 15, 2016, and is renewable annually thereafter with the requisite approvals.

Note 5. AMERICAN CAPITAL EQUITY III, LP

ACE III General Information
ACE III, a Delaware limited partnership, was formed on March 27, 2014. On April 28, 2014, American Capital entered into a Contribution and Redemption Agreement (the “CRA”) with ACE III pursuant to which American Capital agreed to contribute all of its equity and equity-related investments in seven portfolio companies to ACE III and to provide ACE III with an option to acquire another portfolio company in exchange for limited partnership interests in ACE III. The closing of the transactions under the CRA occurred on September 23, 2014 (the “ACE III Closing Date”). American Capital Equity GP III, LP (the “ACE III GP”), a majority-owned affiliate of the Company, manages ACE III pursuant to a management contract (the “ACE III Management Agreement”). Pursuant to the limited partnership agreement of ACE III (the “Limited Partnership Agreement”), ACE III will continue in existence until September 23, 2021, unless extended in accordance with the terms outlined in the Limited Partnership Agreement.

The ACE III Investment
The Company committed to investing $204,500 in ACE III (the “ACE III Investment Commitment”), subject to certain adjustments for transactions occurring between April 28, 2014 and the ACE III Closing Date. On the ACE III Closing Date, the Company invested $2,686 towards its commitment. During the fourth quarter of 2014, the Company invested an additional $26,679 to fund additional ACE III investments, and to fund the payment of expenses of ACE III, including the ACE III Management Fee. As of December 31, 2014 the remaining ACE III Investment Commitment is $173,991. Pursuant to the Limited Partnership Agreement, ACE III may recall distributions previously made in order to pay management fees and to settle certain liabilities incurred by ACE III, subject to certain restrictions.

The ACE III GP Non-controlling Interest
In conjunction with closing the ACE III transaction, certain employees of a subsidiary of the Company (the “Employee Investors”) purchased an interest in ACE III GP (the “ACE III Non-controlling Interest”) and committed to investing $4,500 in ACE III GP, which is to be used to fund a portion of the ACE III Investment Commitment. In addition to pro rata participation in the returns from the investments of ACE III, the ACE III Non-controlling Interest also allows the Employee Investors to participate in any incentive fees earned by ACE III GP and, at the discretion of the Company, a portion of the distribution of any earnings of the ACE III GP. Earnings attributable to the ACE III Non-controlling Interests are reflected as net income attributable to non-controlling interests in the consolidated statements of operations. At the ACE III Closing Date, the fair value of the ACE III Non-controlling Interest purchased by the Employee Investors exceeded the purchase price by $18,219. This excess we deemed compensatory under ASC 718 and is recorded in stock-based and other compensation in the accompanying consolidated statements of operations.

The ACE III Management Agreement
On the ACE III Closing Date, the Company, through ACE III GP, became the investment manager of ACE III. In its capacity as the investment manager of ACE III, ACE III GP makes investment decisions on behalf of ACE III, subject to the approval of its investment committee. For managing ACE III, ACE III GP earns a management fee (the “ACE III Management Fee”). As defined in the ACE III Management Agreement, the ACE III Management Fee is comprised of a secondary management fee based on a percentage of the unaffiliated Partners’ aggregate commitments attributed to secondary investments and aggregate uncalled follow-on commitments, and a primary management fee based on the unaffiliated Partners’ aggregate primary commitments as of such management fee due date. The management fee payable is reduced by any transaction and monitoring fees related to ACE III portfolio company investments that are received by American Capital or an affiliate, which are attributable to ACE III, during the immediately preceding quarterly period.

Note 6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The levels of fair value inputs used to measure our investments are characterized in accordance with the fair value hierarchy established by ASC 820. Where inputs for an asset or liability fall in more than one level in the fair value hierarchy, the asset or liability is classified in its entirety based on the lowest level input that is significant to that investment’s fair value measurement.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

We use judgment and consider factors specific to the investment in determining the significance of an input to a fair value measurement. Our policy is to recognize transfers in and out of levels as of the beginning of each reporting period. The three levels of the fair value hierarchy, and investments that fall into each of the levels are described below:

Level 1: Level 1 inputs are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Level 3 inputs are unobservable and cannot be corroborated by observable market data. Financial instruments that are included in this category include investments in privately-held entities, non-investment grade residual interests in securitizations and CLOs.

The carrying value of investments held by the CLO Funds and the CLO Fund Notes is also their fair value.

The following fair value hierarchy tables set forth our assets and liabilities that are measured at fair value on a recurring basis by level as of December 31, 2014 and 2013:

	2014
	Level 1	Level 2	Level 3	Total
Assets
CLO Fund Investments:
Loans	$—	$2,729,074	$47,253	$2,776,327
Other CLO Fund Investments	—	—	8,832	8,832
	—	2,729,074	56,085	2,785,159
Other investments	3,552	—	27,451	31,003
Compensation plan investments	41,276	—	—	41,276
Total	$44,828	$2,729,074	$83,536	$2,857,438

Liabilities
CLO Fund Notes	$—	$—	$2,515,721	$2,515,721

	2013 (unaudited)
	Level 1	Level 2	Level 3	Total
Assets
CLO Fund Investments:
Loans	$—	$1,490,761	$25,414	$1,516,175
Other CLO Fund Investments	—	5,586	8,673	14,259
	—	1,496,347	34,087	1,530,434
ACSF investments		129,600	69,965	199,565
Compensation plan investments	29,615	—	—	29,615
Total	$29,615	$1,625,947	$104,052	$1,759,614

Liabilities
CLO Fund Notes	$—	$—	$1,497,269	$1,497,269

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following tables set forth the summary of changes in the fair value of CLO Fund Investments and the ACSF Investments measured using Level 3 inputs for the years ended December 31, 2014 and 2013 (unaudited):

	Loans	Other CLO Fund Investments	Total CLO Fund Investments	ACSF Investments	Other Investments	Total
Balances, January 1, 2014	$25,414	$8,673	$34,087	$69,965	$—	$104,052
Purchases	24,872	—	24,872	—	29,364	54,236
Sales	(2,911)	—	(2,911)	—	—	(2,911)
Settlements, net (1)	(9,596)	—	(9,596)	(3,000)	(212)	(12,808)
Realized and unrealized gains (losses), net	(2,241)	159	(2,082)	(11)	(1,701)	(3,794)
Transfers into Level 3	21,830	—	21,830	—	—	21,830
Transfers out of Level 3	(10,115)		(10,115)			(10,115)
Deconsolidation of ACSF	—	—	—	(66,954)	—	(66,954)
Balances, December 31, 2014	$47,253	$8,832	$56,085	$—	$27,451	$83,536

(1) includes amortization of discounts and premiums.

	Loans	Other CLO Fund Investments	Total CLO Fund Investments	ACSF Investments	Total
Balances, January 1, 2013	$45,735	$7,776	$53,511	$—	$53,511
Purchases	13,047	—	13,047	72,221	85,268
Sales	(4,474)	—	(4,474)	(3,000)	(7,474)
Settlements, net (1)	(18,203)	—	(18,203)	367	(17,836)
Realized and unrealized gains (losses), net	(250)	897	647	377	1,024
Transfers out of Level 3	(10,441)	—	(10,441)	—	(10,441)
Balances, December 31, 2013	$25,414	$8,673	$34,087	$69,965	$104,052

(1) includes amortization of discounts and premiums.

The following tables set forth the summary of changes in the fair value of CLO Fund Notes measured using Level 3 inputs for the years ended December 31, 2014 and 2013 (unaudited):

CLO Fund Notes
Balances, January 1, 2014	$1,497,269
Issues	960,000
Settlements, net	(168,717)
Debt acquired on consolidation of CLO Fund	284,382
Unrealized gains, net	(57,213)
Balances, December 31, 2014	$2,515,721

CLO Fund Notes
Balances, January 1, 2013	$745,323
Issues	789,463
Settlements, net	(29,346)
Unrealized gains, net	(8,171)
Balances, December 31, 2013	$1,497,269

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following table summarizes the significant unobservable inputs in the fair value measurements of our Level 3 assets by category of investment and valuation technique as of December 31, 2014:

				Range
	Fair Value	Valuation Techniques	Unobservable Inputs	Minimum	Maximum

Market Yield Valuation Methodology
Loans	$3,069	Discounted cash flow	Market yield	16%	16%
			Estimated remaining life	4.25 yrs	4.25 yrs
	$44,184	Third party pricing service	Vendor quotes
Other CLO Fund Investments	$8,832	Discounted cash flow	Discount rate	1.73%	4.98%
			Constant prepayment rate	30%	30%
			Constant default rate	2%	2%

The significant unobservable inputs used in the fair value measurement of the Company’s Level 3 investments in Loans are market yields and estimated remaining life. Significant increases in market yields would result in a significantly lower fair value measurement. Significant increases in estimated remaining life in isolation would result in a significantly lower fair value measurement. The significant unobservable inputs used in the fair value measurement of the Company’s Level 3 investments in Other CLO Fund Investments, which are made up primarily of ABS, are discount rate, constant prepayment rate, and constant default rate. Significant increases in discount rates, constant prepayment rates, and/or constant default rates will result in a significantly lower fair value measurement. However, given the interrelationship between loss estimates and the discount rate, overall market conditions would likely have had a more significant impact than changes in any one unobservable input.

The measurement objective of determining the fair value of the CLO Fund Investments and the CLO Fund Notes is to present these assets and liabilities consistently with how market participants would price the Company’s net risk exposure to the CLO Funds. We determined the fair value of the CLO Fund Notes based on the fair value of the CLO Fund Investments. There is not an active market for the CLO Fund Notes and had we determined the fair value of the CLO Fund Notes independently, the significant unobservable inputs we would have considered include assumptions for underlying loan collateral default rates, loss severities in the event of default, discount rates as well as the market conditions and expectations of the movement in interest rates. An increase in any one of these individual inputs in isolation would likely result in a decrease in fair value measurement. However, given the interrelationship between loss estimates and the discount rate, overall market conditions would likely have had a more significant impact than changes in any one unobservable input.

The Company measures the fair value of its investment in ACE III (the “ACE III Investment”) predominately based on its net asset value, which is calculated in a manner consistent with the measurement principles of ASC 946, Financial Services-Investment Companies, as of the measurement date, including measurement of all or substantially all of the underlying investments of ACE III in accordance with ASC 820.

Note 7. MANAGED FUNDS’ MANAGEMENT CONTRACTS

The Company, through the Fund Managers, provides investment management services to each of the Managed Funds pursuant to various management contracts (the “Management Agreements”). Under the Management Agreements, the Company’s responsibilities include, but are not limited to, sourcing, analyzing and executing investments and asset sales, delivering financial and compliance reports to investors of the Managed Funds, administering the daily business and affairs of the Managed Funds, and performing other asset management duties.

The management fees are generally equal to a percentage per annum of the aggregate cost basis of all investments or a percentage per annum of equity, as defined in the Management Agreements, held by the respective Managed Fund at specified points during each quarter, and are payable monthly or quarterly. Certain Management Agreements also provide for Incentive Fees, which are generally earned when a predefined minimum investment return for the Alternative Asset Funds are earned. The Management Agreements with AGNC and MTGE may only be terminated without cause, as defined in the respective Management Agreements, by either party, after the completion of the current renewal term, or the expiration of any automatic subsequent renewal term, provided that either party provides 180-days prior written notice of non-renewal. The current renewal terms of the Management Agreements for AGNC and MTGE are through May 20, 2015 and August 9, 2015, respectively. If AGNC or MTGE were not to renew the respective Management Agreements without cause, they would be required to pay a termination fee on the last day of

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

the applicable term, equal to three times the average annual management fee earned by the Fund Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. If the termination fees for AGNC and MTGE were calculated for the period ending December 31, 2014, they would have been $381,373 and $54,486, respectively.

During the years ended December 31, 2014, 2013 and 2012, management and incentive fee revenue of $173,180, $193,457 (unaudited), and $162,672, respectively, was earned from the Managed Funds, excluding Incentive Fees. During the years ended December 31, 2014, 2013 and 2012, Incentive Fee revenue of $37,238, $792 (unaudited) and $12,434 was earned from the Managed Funds, respectively.

Note 8. INTANGIBLES

The Company’s intangible assets consist entirely of finite-lived asset management contract intangibles, and are amortized over the expected term of the respective management contracts. The weighted average remaining amortization period as of December 31, 2014 and 2013 was 2.8 and 2.1 years (unaudited), respectively.

The gross carrying amount and accumulated amortization for the management contract intangibles as of December 31, 2014 and 2013 were as follows:

	2014	2013 (unaudited)
Gross carrying amount	$58,978	$29,008
Less: accumulated amortization	(35,047)	(25,065)
Intangibles, net	$23,931	$3,943

Amortization expense for the years ended December 31, 2014, 2013 and 2012 was $9,983, $4,057 (unaudited) and $5,049, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years is:

2015	$8,464
2016	3,679
2017	2,306
2018	2,233
2019	2,233
Total	$18,915

Note 9. LONG-TERM DEBT

New American Capital Revolver
On April 5, 2013 a revolving line of credit was established between American Capital Mortgage Management, LLC (“ACMM”), a subsidiary of the Company, and American Capital (the “New American Capital Revolver”) under which it is able to borrow up to $33,000. Interest accrues at a variable rate equal to (a) the greater of (i) the Prime rate or (ii) the Federal funds rate plus one half of one percent (0.5%), or (b) the one-month LIBOR plus 3.75%, subject to a 1.25% LIBOR floor, at ACMM’s election for each draw, and is payable monthly. The New American Capital Revolver is scheduled to mature on September 28, 2016, or earlier if paid in full and terminated in accordance with the terms of the credit agreement. ACMM is required to pay a commitment fee in an amount equal to 0.5% on the actual daily unused amount of the lender commitments under the New American Capital Revolver from May 1, 2013 to the commitment termination date, payable monthly in arrears.

As of December 31, 2014 and December 31, 2013 (unaudited) $33,000 was outstanding under the New American Capital Revolver.

American Capital Revolver
The Company had a revolving line of credit with American Capital (the “American Capital Revolver”) under which it was able to borrow up to €15,000. Funds were able to be drawn in Euros or US dollars. Interest accrued at a variable rate based on either the Prime rate or LIBOR, at the Company’s election for each draw, and was payable monthly. The American Capital Revolver was scheduled to mature on September 28, 2016, or earlier if paid in full and terminated in accordance with the terms of the credit

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

agreement. On April 5, 2013 the American Capital Revolver was terminated, and the outstanding balance as of that date was paid in full.

CLO Fund Notes
The CLO Fund Notes were issued to finance the purchase of the CLO Fund Investments. For further information on the terms of the CLO Fund Notes, see Note 3.

Future Debt Maturity
The following table sets forth the scheduled amortization on the Company’s long-term debt as of December 31, 2014:

	CLO Fund Notes	New American Capital Revolver	Total
2015	$167,812	$—	$167,812
2016	—	33,000	33,000
2017	—	—	—
2018	—	—	—
2019	—	—	—
Thereafter	2,455,740	—	2,455,740
Total	$2,623,552	$33,000	$2,656,552

Note 10. INCOME TAXES

The Company’s net income before income taxes and non-controlling interests for the years ended December 31, 2014, 2013 (unaudited) and 2012 consist of the following:

	2014	2013 (unaudited)	2012
Net income before income taxes and non-controlling interests
Domestic	$81,882	$101,803	$44,449
Foreign	(5,261)	(32,988)	(11,982)
Net income before income taxes and non-controlling interests	$76,621	$68,815	$32,467

The Company’s income tax provision (benefit) for the years ended December 31, 2014, 2013 and 2012 consist of the following:

	2014	2013 (unaudited)	2012
Current income tax provision
Federal	$24,273	$34,411	$30,695
State	4,028	5,538	4,090
Foreign	(50)	413	239
Total current income tax provision	28,251	40,362	35,024
Deferred income tax provision (benefit)
Federal	6,027	28	(17,441)
State	951	50	(2,287)
Foreign	1,288	320	25
Total deferred income tax provision (benefit)	8,266	398	(19,703)
Total income tax provision (benefit)	$36,517	$40,760	$15,321

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2014, 2013 and 2012 as follows:

	2014	2013 (unaudited)	2012
Federal income tax at statutory rate	35.00%	35.00%	35.00%
State income tax (net of federal benefit)	5.38%	7.56%	5.55%
Permanent difference	2.61%	13.95%	(7.09%)
Foreign income tax	2.66%	0.64%	13.73%
Other	2.01%	2.08%	—%
Total income tax provision	47.66%	59.23%	47.19%

The components of the Company’s net deferred tax assets and liabilities as of December 31, 2014 and 2013 consisted of the following:

	2014	2013 (unaudited)
Deferred tax assets:
Foreign net operating losses	$2,902	$3,540
Employee benefit programs	—	181
Non-controlling interest units	36,841	16,981
Vesting of equity compensation	—	3,094
Other	8,186	6,438
Total deferred tax assets	47,929	30,234
Less: valuation allowance	(3,181)	(2,505)
Net deferred tax assets	44,748	27,729
Deferred tax liabilities:
Management contracts	(6,560)	(1,062)
Incentive management fee	(30,732)	(16,295)
Total deferred tax liabilities	(37,292)	(17,357)
Net deferred tax asset (liability)	$7,456	$10,372

Assessing the recoverability of a deferred tax asset requires management to determine whether it is more likely than not that the deferred tax assets are realizable. As of December 31, 2014 and 2013, the Company has provided a valuation allowance of $3,181 and $2,505 (unaudited), respectively, for the portion of foreign deferred tax assets that it believes are more likely than not to be unrealizable.

As of December 31, 2014, the Company had $13,819 of accumulated foreign net operating loss carryforwards attributable to the United Kingdom that generally do not expire.

The Company recognizes tax benefits for uncertain tax positions only when the position is more likely than not to be sustained assuming examination by tax authorities.

A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows:

	2014	2013 (unaudited)	2012
Unrecognized tax benefits, at beginning of the year	$1,506	$753	$352
Additions (reductions) for tax positions of prior years	(1,506)	753	401
Unrecognized tax benefits, at end of the year	$—	$1,506	$753

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

As of December 31, 2014, there are no unrecognized tax benefits that would affect the effective tax rate. As of December 31, 2014, 2013, and 2012, the amount of accrued interest and penalties was $0, $315 (unaudited), and $151, respectively.

We identify our major tax jurisdictions as federal, New York and Maryland. The statute of limitations for the federal, New York, and Maryland income tax returns for American Capital for the tax periods beginning with the tax fiscal year ended September 30, 2011 remain open to assessment. The statute of limitations remain open for various foreign jurisdictions for tax fiscal years ended December 31, 2008 or later. The federal income tax return of American Capital for the tax fiscal year ended September 30, 2008 was under examination by the Internal Revenue Service but during 2014, the examination was closed with no changes to taxable income.

Note 11. RELATED PARTIES

American Capital Administrative Services Agreement
The Company has entered into administrative services agreements with American Capital (the “Administrative Services Agreements”). Through these agreements, American Capital provides investment advisory and oversight services to the Company, as well as access to its employees, infrastructure, business relationships, management expertise and capital raising capabilities. American Capital charges the Company a fee for these services. Under certain Administrative Services Agreements, American Capital calculates their fee as a percentage of management fees earned by the Fund Manager. In other agreements, American Capital bases their fee on an allocation of costs that contribute to the operation of the Fund Managers’ businesses. As of December 31, 2014 and 2013, we recorded administrative fee payables of $12,635 and $18,371 (unaudited), respectively.

American Capital Investments in Managed Funds
American Capital holds investments in the CLO Mezzanine Notes and CLO Subordinated Notes issued by ACAS CLO 2007-1, and an investment in CLO Subordinated Notes issued by CLO 2013-2. American Capital also holds investments, including certain controlling ownership interests, in certain issuers of the securities in which the CLO Funds have invested and in certain investments held by ACE I and ACE II, and owns 100% of the outstanding common stock of European Capital. Employees of ECAM hold mandatory redeemable preferred stock interests in European Capital through the ECAM Long-Term Incentive Plan discussed in Note 13. Employees of a subsidiary of the Company own interests in the ACE III GP as discussed in Note 5.

Note 12. COMMITMENTS AND CONTINGENCIES

Leases
The Company has entered into non-cancelable lease agreements for office space in the United States, United Kingdom and France. The lease in the United States expires in 2019. The leases in the United Kingdom and France expire over the next 5 years. Each of the leases contains provisions for certain annual rental escalations. A portion of the office space in the United Kingdom has been sublet.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2014, net of $366 in expected receipts under non-cancelable subleases, are as follows:

2015	$981
2016	505
2017	509
2018	513
2019	412
Thereafter	—
Total	$2,920

Rent expense was $1,196, $1,038 (unaudited), and $1,195 for the years ended December 31, 2014, 2013 and 2012, respectively.

As discussed in Note 5, as of December 31, 2014 the Company has a commitment to invest an additional $173,991 in ACE III.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 13. EMPLOYEE COMPENSATION PLANS

ECAM Long-Term Incentive Plan
Employees of ECAM participate in a Long-Term Incentive Plan (the “LTIP”) whereby restricted mandatorily redeemable preferred shares in European Capital were purchased by the participating employees. The difference between the purchase price and the fair value, calculated by reference to the value of European Capital and certain of its investments, is recorded as compensation expense over the vesting period. At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest and the fair value of the awards. The impact of the revision of the original estimates, if any, is recognized as an expense such that the cumulative expense reflects the revised estimate. The total amount of compensation expense recorded in the years ending December 31, 2014, 2013 and 2012 was $898, $34,205 (unaudited) and $14,016, respectively. Compensation expense related to the LTIP Plan is included in Stock-based and other compensation in the accompanying financial statements.

ECAM French Stock Loan Plan
In 2005 through 2007, pursuant to a long-term incentive plan (the “FSL Plan”), ECAM made non-recourse loans (the “French Stock Loans”) for the purchase of common shares in American Capital (the “American Capital Shares”) by employees of its French branch (the “FSL Participants”). The French Stock Loans were collateralized by the American Capital Shares acquired by the employees and have original maturity dates of April 2014 through March 2016, which may be extended with the permission of the FSL participants. Loans that had original maturity dates in 2014 have been extended until 2018. The Company originally accounted for the FSL Plan as if it was a stock option plan. During 2009, the Plan was modified such that participants forfeited their rights to the American Capital Shares and transferred control of them to ECAM in return for the indemnification by ECAM of their future income tax liabilities, if any, arising from the forgiveness of loans made under the FSL Plan. The indemnification was made pursuant to indemnification agreements (the “Indemnification Agreements”) entered into with the participants as part of the modification and was capped at a maximum of $15,309 (the “Original Indemnification Cap”) in the aggregate. Proceeds on the sale of shares of American Capital Shares controlled by ECAM will be used to offset participant indemnification liabilities. In conjunction with and as a condition of entering into the Indemnification Agreements, an escrow account was established and was funded with $15,309 (the “Indemnification Escrow”), which represents the maximum potential liability as calculated on the date the Indemnification Agreements were executed.

In 2014, ECAM notified FSL Participants of its intent to establish an annual mechanism (the “Escrow Remeasurement Mechanism”) to fund additional contributions to the Indemnification Escrow in the event its exposure (the “Indemnification Exposure”) exceeded the value of the Indemnification Escrow at the time of the calculation, and removed the Original Indemnification Cap. Under the Escrow Remeasurement Mechanism, any excess of the Indemnification Exposure over the value of the Indemnification Escrow would be contributed to the Indemnification Escrow.

As of December 31, 2014 and December 31, 2013, the carrying value of the obligation associated with the Indemnification Agreements is $20,133 and $15,309 (unaudited), respectively, and is included in the line item accounts payable and other accrued liabilities on the consolidated balance sheets. The Indemnification Escrow as of December 31, 2014 and December 31, 2013 of $15,547 and $15,309 (unaudited), respectively, is included in restricted cash and cash equivalents in the accompanying consolidated balance sheets. The expense associated with the FSL Plan is included in general and administrative expense in the accompanying consolidated statements of operations.

Amounts receivable on the sale of shares of American Capital stock controlled by ECAM that will be used to offset the participant indemnification liabilities was $4,426 and $4,737 (unaudited) as of December 31, 2014 and 2013, respectively, and are included in Compensation plan investments, at fair value in the consolidated balance sheets.

Deferred Compensation Plans
Certain subsidiaries of the Company (the “Grantors”) have non-qualified deferred compensation plans (the “Deferred Plans”) for the purpose of granting cash bonus awards to certain of its employees. The Board of Managers of the Grantors are the administrators of the Deferred Plans. The Deferred Plans are funded through trusts (the “Trusts”) which are administered by third-party trustees. The Board of Managers of the Grantors determines cash bonus awards to be granted under the Deferred Plans and the terms of such awards, including vesting schedules. The Grantors contribute cash to the Trusts in the amount of the approved cash bonus awards, and the cash is invested by the Trusts in the common stock of certain Managed Funds and American Capital (the “Deferred Plan Investments”). Awards vest contingent on the employee’s continued employment. The Trusts provide certain protections of their assets from events other than claims against our assets in the case of bankruptcy. The assets and liabilities of the Trusts are consolidated in the consolidated financial statements.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The Deferred Plans do not permit diversification and the cash bonus awards must be settled by the delivery of a fixed number of shares of the Deferred Plan Investments. The compensation cost for the awards is recognized over the requisite service period, initially using the grant date fair value, which is the amount of the cash bonus award, with adjustments made during the vesting period based on changes of the value of the underlying shares. Changes in the value and dividends related to shares held by the Trust aare recognized tin Other non-operating income (expense), net in the accompany consolidated statements of operations. The Deferred Plan Investments held by the Trust are accounted for as Compensation plan investments, at fair value in the consolidated balance sheets. The cumulative expense for unvested awards is included in Accounts payable and other accrued liabilities in the consolidated balance sheets.

During the years ended December 31, 2014, 2013 and 2012, we recorded compensation expense of $9,382, $5,785 (unaudited) and $3,375, respectively, attributable to the Deferred Plans, which is included in Stock-based and other compensation in the accompanying consolidated statements of operations. We calculated the compensation expense recognized during the years ended December 31, 2014, 2013 (unaudited) and 2012 assuming there would be no forfeitures. During the years ended December 31, 2014 and 2013, the Trust distributed shares with a value of $6,563 and $3,769 (unaudited), respectively. The liability associated with the Deferred Plans is $7,348 and $4,529 (unaudited) as of December 31, 2014 and 2013, respectively, and is included in Accounts payable and other accrued liabilities in the accompanying consolidated balance sheets.

Note 14. REDEEMABLE NON-CONTROLLING INTEREST

In 2011, a subsidiary of the Company (the “Subsidiary Grantor”) granted restricted units (the “Employee Membership Units”) of the Subsidiary Grantor (the “Employee Grant”) to one of its employees (the “Employee Member”). Under the terms of the Amended and Restated Limited Liability Company Operating Agreement of the Subsidiary Grantor (the “Subsidiary Grantor LLC Agreement”), holders of the Employee Membership Units are entitled to a pro-rata share of any distributions paid by the Subsidiary Grantor to its members, including during the vesting period. Additionally, the Subsidiary Grantor LLC Agreement allows the Employee Member to require the Company to redeem vested Employee Membership Units at a value defined in the Subsidiary Grantor LLC Agreement in certain circumstances that are under the control of the Employee Member. The Company also has the option to call the Employee Membership Units upon termination of the Employee Member. The grant was originally scheduled to vest ratably over 5 years. After fully vesting, the Employee Membership Units would have represented an 18% equity interest in the Subsidiary Grantor. The grant was initially valued at $13,709. There have been no other Employee Grants. In accordance with ASC 718, the Employee Grant is accounted for as a liability award. As such, the value of the Employee Grant is measured at fair value at the end of each reporting period. After the Employee Member bears the risks and rewards normally associated with equity share ownership for a reasonable period of time from the date the requisite service is rendered, which is estimated to be six months after the vesting date, the fair value of the vested portion of the Employee Grant, as measured six months after the date of vest, is reclassified to Redeemable Non-controlling Interests (the “Maturation”).

In 2012, the Employee Grant was modified (the “2012 Modification”) to accelerate vesting on a portion of the original grant that had not yet vested prior to the 2012 Modification. An expense of $36,929 was recognized in 2012 as a result of the 2012 Modification. At the date of the 2012 Modification, ACAM purchased Employee Membership Units representing an 8% membership interest in the Subsidiary Grantor from the employee for $55,898.

In 2014, the Employee Grant was further modified (the “2014 Modification”) to accelerate vesting on a portion of the original grant that had not yet vested prior to the 2014 Modification. An expense of $19,657 was recognized in 2014 as a result of the 2014 Modification. At the date of the 2014 Modification, ACAM purchased Employee Membership Units representing the remaining 10% membership interest in the Subsidiary Grantor from the employee for $85,000.

During the year ended December 31, 2014, we recorded compensation expense of $30,742 attributable to the Employee Grant, including the expense associated with the 2014 Modification. During the year ended December 31, 2013, we recorded compensation expense of $15,377 (unaudited) attributable to the Employee Grant. During the year ended December 31, 2012, we recorded compensation expense of $63,225 attributable to the Employee Grant, including the expense associated with the 2012 Modification. We calculated the compensation expense recognized during the years ended December 31, 2014, 2013 (unaudited) and 2012 assuming there would be no forfeitures. Included in compensation expense were distributions of earnings to the Employee Member attributable to Employee Membership Units which had not yet matured on the date of the distribution of $1,781, $6,433 (unaudited) and $7,172 during the years ended December 31, 2014, 2013 and 2012, respectively.

AMERICAN CAPITAL ASSET MANAGEMENT, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

A summary of the Employee Membership Units awards as of and for the year ended December 31, 2014 is as follows:

Units
Non-vested, beginning of year	4.1
Vesting of Employee Membership Units	(4.1)
Non-vested, end of year	—

A summary of the changes in the Redeemable Non-controlling Interests for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013 (unaudited)
Balance, beginning of the year	$25,425	$21,568
Maturation of Employee Membership Units	34,850	10,713
Change in value of Employee Membership Units	24,725	(6,856)
Redemption of Employee Membership Units	(85,000)	—
Balance, end of the year	$—	$25,425